Exhibit 99.1

CENTRAL EUROPEAN MEDIA ENTERPRISES TO BE ACQUIRED BY PPF

Transaction Valued at Approximately US$ 2.1 Billion
US$ 4.58 Per Class A Common Share in Cash
32% Premium to Unaffected Share Price

Hamilton, Bermuda - October 27, 2019 - Central European Media Enterprises Ltd. (“CME” or the “Company”) (NASDAQ/Prague Stock Exchange: CETV) today announced that it has entered into a definitive agreement to be acquired by an affiliate of PPF Group N.V. (“PPF Group”) in a cash transaction valued at approximately US$ 2.1 billion.

Under the terms of the agreement, holders of all of CME’s issued and outstanding Class A common shares will receive US$ 4.58 per share. This valuation represents a premium of approximately 32% to CME’s share price prior to the announcement on March 25, 2019 that the Company was commencing a process to explore and evaluate potential strategic alternatives.

John Billock, Chairman of the CME Board of Directors, said, “The Special Committee of the Board, together with our advisors, conducted an extensive review of alternatives, which involved outreach to and engagement with a significant number of strategic and financial parties. This announcement today reaffirms our commitment to deliver value to all shareholders.”

In a joint statement, Michael Del Nin and Christoph Mainusch, Co-Chief Executive Officers, said, “Over the course of the last six years, while transforming the business and delivering a continuous stretch of astonishing profitability growth, our primary focus has been on creating value for our owners. This transaction, which is the culmination of those efforts, is the right one for our shareholders and a satisfying conclusion to one of the most successful turnarounds of a leading media company in recent times. We are pleased that the PPF Group, with a strong track record as operators of businesses across many industries, shares our perspective on the importance of local content and its ability to attract large audiences to television.”

The agreement has been approved unanimously by CME’s Board of Directors, upon the recommendation of the Special Committee of the Board. CME’s largest shareholder, AT&T Inc., has agreed to vote in favor of the transaction. The acquisition is expected to be completed around the middle of 2020, subject to the receipt of regulatory approvals and the satisfaction of customary closing conditions. The consummation of the transaction is not subject to any financing contingencies.

The Company is being advised by Allen & Company LLC and Bank of America Merrill Lynch as its financial advisors, and Covington & Burling LLP as its legal advisor.

About CME

CME is a media and entertainment company operating leading businesses in five Central and Eastern European markets with an aggregate population of approximately 45 million people. CME's operations broadcast 30 television channels in Bulgaria (bTV, bTV Cinema, bTV Comedy, bTV Action, bTV Lady and Ring), the Czech Republic (Nova, Nova 2, Nova Cinema, Nova Sport 1, Nova Sport 2, Nova International, Nova Action and Nova Gold), Romania (PRO TV, PRO 2, PRO X, PRO GOLD, PRO CINEMA, PRO TV International and PRO TV Chisinau), the Slovak Republic (TV Markíza, Markíza International, Doma and Dajto) and Slovenia (POP TV, Kanal A, Brio, Oto and Kino). CME is traded on the NASDAQ Global Select Market and the Prague Stock Exchange under the ticker symbol “CETV”.

About PPF Group

PPF Group invests in multiple market segments such as financial services, telecommunications, biotechnology, real estate and mechanical engineering. The reach of PPF Group spans from Europe to North America and across Asia. PPF Group owns assets exceeding EUR 45 billion (as of December 2018).

Forward-Looking Statements

This press release contains forward-looking statements. For all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated. Forward-looking statements reflect our current views with respect to future events and because our business is subject to such risks and uncertainties, actual results, our strategic plan, our financial position, results of operations and cash flows could differ materially from those described in or contemplated by the forward-looking statements.

Additional Information About the Proposed Transaction and Where to Find it

This communication relates to a proposed merger between CME and an affiliate of PPF Group N.V. that will be the subject of a proxy statement that CME intends to file with the U.S. Securities and Exchange Commission (the “SEC”). This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, and is not a substitute for the proxy statement or any other document that CME may file with the SEC or send to its shareholders in connection with the proposed merger. Investors and shareholders are urged to read the proxy statement and all other relevant documents filed with the SEC or sent to CME’s shareholders as they become available because they will contain important information about the proposed merger. All documents, when filed, will be available free of charge at the SEC’s website (www.sec.gov). You may also obtain documents filed by CME with the SEC by writing to CME Investor Relations, Krizeneckeho nam. 1078/5, 152 00 Prague 5 Czech Republic, emailing investorrelations@cme.net or visiting CME’s website at www.cme.net.

Participants in Solicitation

The Company and its directors and officers may be deemed participants in the solicitation of proxies to the Company’s shareholders with respect to the transaction. A list of the names of those directors and officers and a description of their interests in the Company is set forth in the proxy statement for CME’s 2019 Annual Meeting of Stockholders, which was filed with the SEC on April 9, 2019. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC regarding the transaction when they become available. Investors and shareholders should read the proxy statement carefully when it becomes available before making any investment or voting decisions.

For additional information, please visit www.cme.net or contact:

Mark Kobal
Head of Investor Relations
Central European Media Enterprises
+420 242 465 576
mark.kobal@cme.net